                                                                 Exhibit (b)(3)

                           EXCHANGEABLE LOAN AGREEMENT


                                     BETWEEN

                                   ENTERO B.V.

                                       AND

                                  TIBERIA B.V.

                                       AND

                                   VEDIOR N.V.









                                  MAY * , 2000

CONTENTS

                                                                                                             page
Clause 1            -Subject                                                                                    *
Clause 2            -Conditions precedent                                                                       *
Clause 3            -Payment of principal                                                                       *
Clause 4            -Exchange right                                                                             *
Clause 5            -Interest                                                                                   *
Clause 6            -Repayment                                                                                  *
Clause 7            -Costs                                                                                      *
Clause 8            -Payment                                                                                    *
Clause 9            -Representations, warranties and obligations of the Borrower, VNV and the Lender            *
Clause 10           -Accelerated maturity                                                                       *
Clause 11           -Evidence                                                                                   *
Clause 12           -Rights not exclusive; no forfeiture of rights                                              *
Clause 13           -Binding effect and entire agreement; amendment                                             *
Clause 14           -Assignment of rights and obligations                                                       *
Clause 15           -Notices; place of residence                                                                *
Clause 16           -General conditions                                                                         *
Clause 17           -Governing law; competent court                                                             *
Clause 18           -Confidentiality                                                                            *

SCHEDULES

Schedule 1           Stock Transfer Form
Schedule 2           Borrowing Notice
Schedule 3           Exercise notice put option
Schedule 4           Exercise option call option
Schedule 5           General conditions of the Lender

                           EXCHANGEABLE LOAN AGREEMENT


THE UNDERSIGNED:

1. TIBERIA B.V., a private company with limited liability under the law of the Netherlands, with corporate seat and office address in Amsterdam, the Netherlands (the "BORROWER"),

2. Entero B.V., a private company with limited liability under the law of the Netherlands, with corporate seat and office address in Amsterdam, the Netherlands, a wholly-owned subsidiary of ING Bank Corporate Investments B.V., (the "LENDER"),

3. VEDIOR N.V., a limited liability company under the law of the Netherlands, with corporate seat and office address in Amsterdam, the Netherlands ("VNV"),


WHEREAS:

A. ING Bank Corporate Investments B.V., the sole shareholder of the Lender ("CI"), VNV and Vedior Holding B.V. ("VHBV") have entered into an agreement in principle, dated April 13, 2000, as amended on the date hereof (the "AIP") pursuant whereto CI has agreed to cause the Lender to provide financing in the form of equity and loans to the Borrower and Platform Purchaser Inc., a corporation organised and existing under the laws of the state of Georgia, United States of America ("PLATFORM"), in order to enable Platform to acquire shares of common stock in Acsys, Inc., a company under the laws of the state of Georgia, United States of America ("ACSYS") pursuant to a tender offer dated April 27, 2000 (the "OFFER") and upon the Offer having been consummated, Platform is to merge into Acsys in accordance with and subject to the terms and conditions of an agreement and plan of merger, dated as of April 16, 2000 (the "PLAN OF MERGER") to which they each are a party;

B. According to the AIP, the Lender will fund the Borrower with US $ 40 million in debt (the "LOAN") which is exchangeable into depositary receipts to be issued by Stichting Administratiekantoor van gewone aandelen Vedior, a "STICHTING" under the law of the Netherlands, with seat in Amsterdam (the "ADMINISTRATOR"), relating to common shares in the issued share capital of VNV (the "SHARES");

C. The Lender and the Borrower have further agreed that the Loan will be expressed in the Euro equivalent of US$ 1 = Euro ---- being a total principal nominal amount of Euro---.

D. The Works Councils Act ("WET OP DE ONDERNEMINGSRADEN") - to the extent applicable - has been observed.

E. In addition to this agreement VNV, VHBV and the Lender will enter into a share exchange agreement the date hereof (the "SHARE EXCHANGE AGREEMENT").

DECLARE TO HAVE AGREED AS FOLLOWS:

SUBJECT
CLAUSE 1

1.1. The Lender agrees to lend to the Borrower, and the Borrower agrees to borrow from the Lender, the sum of [--] million Euro ([EURO] --) (the "PRINCIPAL").

1.2. The Borrower shall use the Principal only for granting a loan in the same nominal principal amount to Platform in accordance with the terms and conditions of a loan agreement to be entered into by the Borrower, as lender, and Platform, as borrower (the "ON-LOAN AGREEMENT") immediately following the execution of this agreement in order to enable Platform to purchase all shares tendered in the capital stock of Acsys and to make payments for any non-tendered shares of common stock in accordance with the Plan of Merger.

CONDITIONS PRECEDENT
CLAUSE 2

2.1. This agreement shall be subject to the conditions precedent ("OPSCHORTENDE VOORWAARDEN") that on or before May 25, 2000 (9 a.m. New York City time):

       a. the Lender shall have received confirmation from the Borrower and Platform that all conditions to the Offer shall have been satisfied;

       b. the Lender shall have received an opinion of Sullivan & Cromwell in form and substance satisfactory to the Lender as to the validity, enforceability and binding effect of the documentation relating to the Offer and the transactions contemplated by this agreement and the AIP and the effect thereof on ING Bank N.V. and its group companies with respect to United States federal law;

       c. the Lender shall have received an opinion from Mayer, Brown & Platt in form and substance satisfactory to the Lender in respect of validity, enforceability and binding effect of the documentation relating to the issuance of shares in Platform and validity, enforceability and binding effect of the documentation contemplated by the AIP to which Platform is a party, including a confirmation that such shares will be fully paid and non-assessable and not encumbered with any security interest;

       d. the Lender shall have received a duly executed copy of a stock transfer form duly and validly executed by the Borrower in the form of SCHEDULE 1 hereto (the "STOCK TRANSFER FORM").

2.2. The conditions referred to in paragraphs a, b ,c and d of clause 2.1 shall cease to apply if the Lender informs the Borrower to that effect on or before the day referred to in clause 2.1.

PAYMENT OF PRINCIPAL
CLAUSE 3

The Lender shall pay the Principal to the Borrower on or before May 30, 2000, by transferring such amount to [account info]. The Borrower shall deliver to the Lender not less than 3 business days prior to the date of funding a duly executed borrowing notice in the form of SCHEDULE 2.

EXCHANGE RIGHT
CLAUSE 4

4.1 Lender has the right to sell and assign the Loan in its entirety and not in part to VNV in which event VNV shall have the obligation to acquire the Loan at a purchase price payable in depository receipts ("CERTIFICATEN") to be issued by the Administrator for Shares, nominal value NLG 0.05 each (the "RECEIPTS"), at an exchange ratio of one Receipt per each Euro sixteen ([EURO] 16) of the Outstanding Amount (as hereinafter defined) so assigned to VNV (the "EXCHANGE PRICE"). The Lender can exercise this option at any time by sending a notice in the form of SCHEDULE 3 to the Borrower and VNV, with a copy to the Administrator. It is expressly agreed that the Lender is only entitled to exercise this exchange right if simultaneously the Lender or its affiliate exercises the exchange right pursuant to Clause 1.1 of the Share Exchange Agreement.

       A transfer of the Loan to VNV, in whole and not in part against payment in the form of Receipts, shall constitute a discharge for the Lender with respect to its payment of consideration for the Receipts, a discharge for the Administrator with respect to its obligation to pay up the Shares and a discharge for VNV in respect of payment of consideration for the transfer of the Loan.

4.2 If (a) VNV shall (i) split, re-denominate, consolidate or reclassify the Shares, (ii) alter any right attaching to the Shares (including voting, dividend and liquidation distribution rights), (iii) issue, redeem or repurchase Shares or other shares in its share capital against a price which is less than fair market value at that time (other than the granting of options and the issuance of shares pursuant thereto to management and employees in accordance with customary practice), (iv) engage in a legal merger or demerger, (v) distribute dividends or make other distributions on the Shares or other shares in its share capital (other than cash dividends or stock dividends in accordance with customary practice of VNV), or (vi) perform any other act having an effect with respect to the Shares similar to the effect of the acts referred to in (i) to (v), or (b) the Administrator shall take any of the actions mentioned in (i) to and including (vi) with respect to the Receipts (except for cash distributions or issuance of depository receipts in lieu of cash by the Administrator in accordance with customary practice), VNV shall, within one month after the such action has been taken, agree with Lender such amendments to this agreement as are necessary to ensure that the economic and legal effect of Lender's exchange right remains unaffected by such act.

4.3 If at any time, the price of the Receipts on AEX-stock exchange (or any successor stock exchange) equals or exceeds Euro twenty ([EURO] 20) for at least sixty (60) consecutive trading days, the Loan must be exchanged into Receipts at the Exchange Price by way of assignment as referred to in clause 4.1.

4.4 During the month of May 2005 (the "EXERCISE PERIOD"), VNV shall have the right to purchase, and in such event the Lender shall assign to VNV, the right to repayment of the nominal amount then outstanding under the Loan (being the principal plus any overdue interest) (the "OUTSTANDING AMOUNT") at a purchase price equal to the Outstanding Amount. VNV can exercise this option by sending the notice in the form of SCHEDULE 4 to the Lender.

4.5 If VNV does not exercise the option in accordance with clause 4.4, the Lender may during a period of four weeks after the Exercise Period either
       (i) exchange the Outstanding Amount for Receipts by assigning the right to demand payment of the Outstanding Amount to VNV in which event VNV must acquire the claim for the Outstanding Amount at a purchase price payable in Receipts at an exchange price equal to the average closing price ("SLOTKOERS") of the Receipts on AEX stock exchange (or its successor stock exchange) during the five trading days immediately prior to the day on which the Lender exercises this right or (ii) sell, assign and transfer the shares in Acsys pursuant to the Stock Transfer Form and apply the proceeds against repayment of Loan and distribute the remaining proceeds to the Borrower. The Stock Transfer Form is to be used exclusively for the sale, assignment and transfer of the shares contemplated by this Clause 4.5.

4.6 Each of VNV and the Borrower hereby unconditionally and irrevocably undertakes to take or omit to take any action and to execute any document necessary or desirable to give effect to clause 4.

INTEREST
CLAUSE 5

5.1. The Borrower shall pay to the Lender interest on the Principal or, if part of the Principal has been repaid or converted, on the amount of Principal outstanding at any time at an annual rate of 9.5% (9.5 percent).

5.2. After the end of each calendar quarter, the interest due over that period shall be calculated. The Borrower shall also pay compound interest on the interest due but not paid calculated at a rate of 9.5% per annum. For the purposes of clause 5.3, the interest shall be deemed to have been paid to the Lender on the first day following the period in respect of which it has been calculated.

5.3. The interest shall accrue from the day on which the underlying amount is paid to the Borrower up to and including the day before that on which said amount is due for repayment to the Lender.

5.4. The interest shall be paid each calendar quarter in arrears, on the first day following the end of the period over which it is due. The interest for the period running from the day on which the Borrower receives the Principal up to and including the last day of the then current calendar quarter shall be paid on the first day of the next succeeding calendar quarter.

5.5. To calculate the interest due over a particular period, the annual interest shall be multiplied by a fraction the numerator of which is the actual number of days in that period and the denominator 360.

REPAYMENT
CLAUSE 6

6.1. The Loan shall be repaid in full on June 30, 2005 prior to 12:00 Amsterdam time.

6.2.   The Borrower may not prepay the Principal or any part thereof.

COSTS
CLAUSE 7

The Borrower shall reimburse the Lender for all reasonable costs incurred by the latter in preparing, concluding or performing this agreement and setting up the financing and acquisition structure in accordance with the AIP. In addition, the Borrower or VNV shall pay, or cause to be paid, all and any amounts due by way of capital tax or any other tax which is the result of the setting up of the structure contemplated by the AIP and transactions relating thereto and the Borrower shall indemnify the Lender in respect of any taxes payable by the Lender as a result of the structure and transactions contemplated by the AIP other than for taxes that are in the nature of corporate income taxes. VNV agrees to reimburse the Borrower in respect of all payments made or to be made by the Borrower to the Lender pursuant to this clause 7.

PAYMENT
CLAUSE 8

8.1. All payments under this agreement shall be made by debiting account no. -----("AUTOMATISCHE INCASSO").

8.2. The amount due must be credited to the correct account no later than on the due date with same day value. If the due date is not a business day, the payment must be credited to the account no later than on the next business day together with interest. Business day shall mean a day on which banks in the Netherlands are open to receive payments.

8.3. If a payment to the Lender has not been made by the due date, the Borrower shall be in default without any notice and it shall owe the Lender interest at a monthly rate of 1.00% (one percent) on the overdue amount. Interest shall accrue from the day on which the default commences, up to and including the day on which it ends. In calculating the interest, the overdue amount shall, upon expiry of each month, be increased by the interest due over that period.

8.4. Each debt under this agreement shall be paid in its full nominal amount. Each payment must be effected in the currency in which the debt is expressed. The costs of making a payment shall be for the account of the Borrower.

8.5. The Borrower may not set off a debt under this agreement against any claim on the Lender or suspend its payment on any ground. The Lender may set off a debt under this agreement against any claim on the Borrower by notifying the latter thereof.

8.6. If any statutory provision requires the Borrower to withhold any amount from a payment, it shall, upon making the payment, pay such additional amount as is necessary to ensure that the Lender receives the full nominal amount of the debt. The additional payment shall be for the account of the Borrower.

8.7.   A payment to the Lender shall be allocated in the following order:

       a.     to damage and costs as referred to in clause 10.3;

       b.     to interest as referred to in clause 8.3;

       c.     to interest as referred to in clause 5;

       d.     to the Principal, to the extent that it may be repaid.

REPRESENTATIONS, WARRANTIES AND OBLIGATIONS OF THE BORROWER, VNV AND THE LENDER CLAUSE 9

9.1 The Borrower and VNV hereby represent and warrant (each as to themselves only) that the following statements are true and correct as of the date hereof and as of each interest payment date contemplated by clause 5:

(a) The Borrower is a private company with limited liability ("BESLOTEN VENNOOTSCHAP MET BEPERKTE AANSPRAKELIJKHEID") validly incorporated and existing under the law of the Netherlands.VNV is a company with limited liability ("NAAMLOZE VENNOOTSCHAP") validly incorporated and existing under the laws of the Netherlands.

(b) Each of the Borrower and VNV has the corporate power to enter into this agreement, the AIP and the agreements contemplated thereby (hereinafter the "TRANSACTION DOCUMENTS") to which it is a party and to perform its obligations thereunder. VNV also represents that ANT is empowered to issue Receipts on behalf of the Administrator pursuant to a valid power of attorney.

(c) Each of the Borrower and VNV has taken all corporate action to enable it to enter into this agreement and the other Transaction Documents to which it is a party and to ensure that this agreement and any other Transaction Document to which it is a party is legal valid and binding.

(d) The execution and delivery of the Transaction Documents by the Borrower and VNV do not and will not (i) violate or result in a material violation of any agreement to which the Borrower or VNV is a party, (ii) conflict with any constitutive documents of the Borrower or VNV or (iii) conflict with any applicable law, regulation or official or judicial order.

9.2. The Lender hereby represents and warrants that the following statements are true and correct as of the date hereof:

(a) The Lender is a private company with limited liability ("BESLOTEN VENNOOTSCHAP MET BEPERKTE AANSPRAKELIJKHEID") validly incorporated and existing under the law of the Netherlands.

(b) The Lender has the corporate power to enter into this agreement and the other Transaction Documents to which it is a party and to perform its obligations thereunder.

(c) The Lender has taken all corporate action to enable it to enter into this agreement and the other Transaction Documents to which it is a party and to ensure that this agreement and any other Transaction Document to which it is a party is legal valid and binding.

(d) The execution and delivery by the Lender of the Transaction Documents to which it is a party do not and will not (i) violate or result in a material violation of any agreement to which the Lender is a party, (ii) conflict with any constitutive documents of the Lender or (iii) conflict with any applicable law, regulation or judicial order.

9.3. The Borrower and VNV hereby undertake that :

(a) Each of the Borrower and VNV shall deliver, and the Borrower shall cause Acsys to deliver, the following:

              (i) as soon as they become available but and in any event within 120 days after the end of each of its financial years the audited consolidated financial statements of each of VNV, the Borrower and Acsys;

              (ii) as soon as they become available and in any event within 60 days after each of the three first financial quarters the consolidated quarterly financial statements (and in the case of the second financial quarter the consolidated semi-annual financial statements) as at the end of the relevant calendar quarter of each of VNV, the Borrower and Acsys;

       such accounts:

              (i) in the case of audited financial statements to include a profit and loss account, balance sheet, cashflow statement and directors and auditors report thereon;

              (ii) in the case of semi-annual and quarterly consolidated financial statements, to include a profit and loss account, balance sheet, cashflow statement and management commentary for the entities included in the relevant statements.

(b) The Borrower shall comply with reasonable requests from the Lender for information necessary to the Lender to form an opinion about the Borrower's or Acsys' financial position or to establish whether there are any grounds to be concerned that the Borrower will fail to perform its obligations under this agreement or that the Lender's rights of recourse will be adversely affected.


ACCELERATED MATURITY
CLAUSE 10

10.1. Without prejudice to any of its other rights and obligations, the Lender may, at its option, terminate all of its obligations under this agreement with immediate effect, and demand immediate payment of all of its claims under this agreement in their nominal amount, by notifying the Borrower, whether in the country in which the Borrower is established or in any country in which any property or debtor of the Borrower is located one of the following events (an "EVENT OF DEFAULT") has occurred and is continuing:

       a. The Borrower has failed to perform any obligation under this agreement to pay interest as referred to in clause 5 or to repay Principal on the day such payment becomes due and payable unless such failure is the result of a technical failure in the payment system in which case such payment has not been made as soon as practicably possible.

       b. The Borrower shall fail to make payments of dividends annually of 8% of the nominal value of the preferred shares of the Borrower issued or to be issued to Entero B.V.

       c. Any of the Borrower or VNV has failed to perform any obligation under this agreement other than an obligation referred to in paragraph a, and, to the extent that such non-performance is capable of remedy in the reasonable opinion of the Lender, no performance has taken place within 10 business days after the Lender has given the Borrower or VNV a notice of default; for the purposes of this paragraph, any statement which clearly demonstrates that the Lender requires performance shall constitute a notice of default ("INGEBREKESTELLING").

       d. The Administrator fails to issue Receipts as contemplated by this agreement.

       e. Any of the representations and warranties made by the Borrower or VNV in this agreement was incorrect, incomplete or misleading when made.

       f. Any of the Borrower, VNV, VHBV, Platform or Acsys has ceased to exist or has been dissolved, has been converted into another legal form or has been involved in a legal merger or division (other than the merger of Platform into Acsys).

       g. Any of the Borrower, VNV, VHBV, Platform or Acsys has been declared bankrupt, or it has been granted suspension of payments, on a temporary basis or otherwise, or any of the Borrower, VNV, VHBV, Platform or Acsys has lost the free management or disposal of its property in any other way, the foregoing irrespective of whether that state is final, or any of the Borrower, VNV, VHBV, Platform or Acsys has offered its creditors a composition outside a bankruptcy or suspension of payments.

       h. The Borrower ceases to own the 100% issued and outstanding capital stock of Platform prior to the merger with Acsys and subsequent to the merger of Platform into Acsys the Borrower does not own 100% of the issued and outstanding capital stock of Acsys.

       i. One or more parties (other than the Administrator or any other entity which holds or acquires Shares for the sole purpose of issuing depository receipts therefor with the co-operation of VNV) acquires control ("ZEGGENSCHAP") in the business enterprise ("ONDERNEMING") of VNV within the meaning of the "SER-Fusiegedragsregels 1975", whether through the transfer, issue, pledging or transmission of shares or through an agreement with any shareholder of third party.

       j. VNV ceases to own either directly or indirectly 100% of the issued and outstanding shares of VHBV.

       k. One or more assets of the Borrower has become subject to a security right, other limited right or attachment, other than by virtue of clause 18 of the General Conditions of the Dutch Association of Banks ("Nederlandse Vereniging van Banken) other than as contemplated by any financing arrangements to be entered into or entered into between VNV of its group companies and ING Bank N.V. or any one or more, acting alone or in its capacity of arranger, agent or lender.

       l. The Borrower has assumed any additional indebtedness for borrowed money (other than pursuant to this agreement or in respect of advances made to cover expenses incurred in connection with the preparation of this agreement and the other Transaction Documents) or any liability, directly or indirectly, as surety, joint and several co-debtor, guarantor or otherwise, for the debts of a third party.

       m. Any litigation, arbitration, or administrative or regulatory proceeding is commenced by or against a member of the group formed by VNV and its subsidiaries which could reasonably be expected to be adversely determined against such party and which, if adversely determined, (whether by itself or together with any related claims) could reasonably be expected to have an effect which is materially adverse to (i) the business, operations or financial condition of the Borrower, VNV, VHBV or Acsys or (ii) the ability of the Borrower, VNV, VHBV, Acsys or the Administrator to perform the obligations contemplated by the Transaction Documents.

       n. A body of the Borrower, VNV or VHBV has passed a resolution which, under the law or the articles of association, is a prerequisite for the existence of a Event of Default, or the Borrower, VNV or VHBV has undertaken, or has otherwise become obliged, whether or not subject to a condition or time limit, to carry out an act which will constitute a Event of Default if it is carried out.

       o. VHBV (or any of its permitted successors or assigns) has breached any of its obligations under the Shareholders Agreement among VHBV and Entero B.V. dated as of May *, 2000 .

       p. an "Event of Default" as defined in the On.Loan Agreement shall have occurred and be continuing.

       q. an "Event of Default" as defined in the Share Exchange Agreement shall have occurred and be continuing.

       r. Any of the issued and outstanding shares of VHBV or its permitted successors in the Borrower shall become subject to a right of pledge or executorial attachment (EXECUTORIAAL BESLAG) other than as contemplated by any financing arrangements entered into or to be entered into between VNV and ING Bank N.V. acting alone or in its capacity of arranger, agent or lender.

       s. Either VNV or VHBV changes or terminates the principal nature of its business in which it is engaged ("HOUDSTER- EN/OF FINANCIERINGSMAATSCHAPPIJ VAN ONDERNEMINGEN ACTIEF IN HET UITZENDWEZEN").

       t. Any circumstance occurs which in the Lender's reasonable opinion justifies the fear that any of the Borrower or VNV will fail to perform its obligations under this agreement the On.Loan Agreement, the Shareholders Agreement and the Share Exchange Agreement, or any one of them or that the Lender's rights of recourse will be adversely affected.

10.2. If an Event of Default or an event which with notice or passage of time would constitute an Event of Default occurs or threatens to occur, the Borrower and VNV shall immediately notify the Lender thereof.

10.3. The Borrower and VNV must compensate the Lender for all damage suffered by the latter as a result of the Event of Default occurring or in the Lender's reasonable opinion threatening to occur, irrespective of whether the Event of Default can be attributed to the Borrower or VNV. The duty to compensate shall also include any reasonable costs made by the Lender to prevent the Event of Default, to prevent or limit damage or to enforce its rights under this agreement in or out of court.

10.4. It is expressly understood that in lieu of making the payment of all claims referred to in clause 10.1 in cash the Lender may elect to cause VNV to deliver Receipts in payment thereof. The number of Receipts to be delivered will be established on the basis of (X) the Exchange Price or
       (Y) the price equal to the average closing price ("SLOTKOERS") of Receipts on the AEX stock exchange (or its succesor stock exchange) during the five trading days immediately prior to the day on which the Lender exercises this right, whichever is lower.

EVIDENCE
CLAUSE 11

An extract from the Lender's administration shall constitute evidence of the Borrower's obligations under this agreement, subject to manifest error and right of the Borrower to prove otherwise.

RIGHTS NOT EXCLUSIVE; NO FORFEITURE OF RIGHTS
CLAUSE 12

Any entitlement of the Lender to any right derived from this agreement shall be without prejudice to any other rights and claims under this agreement and any rights and claims at law. No right of the Lender under this agreement or by law shall be affected by a failure to invoke that right or to protest against the Borrower's or VNV's failure to perform an obligation.

BINDING EFFECT AND ENTIRE AGREEMENT; AMENDMENT
CLAUSE 13

13.1. This agreement shall not have any effect until each party has received a copy of this agreement, validly executed by the other party. The preceding sentence shall not apply to clauses 7, 15 and 16 nor to this clause 13.1.

13.2. If part of this agreement becomes invalid or non-binding, the parties shall remain bound to the remaining part. The parties shall replace the invalid or non-binding part by provisions which are valid and binding and the legal effect of which, given the contents and purpose of this agreement, resembles as much as possible that of the invalid or non-binding part.

13.3. This agreement may not be rescinded in whole or in part. The mistaken party shall bear the risk of any mistake made in creating this agreement.

13.4. This agreement together with the AIP and the other Transaction Documents contains the entire agreement of the parties in relation to its subject matter. Upon execution of this agreement, all previous agreements and arrangements made by the parties in relation to its subject matter other than the AIP and the other Transaction Documents shall end.

13.5. This agreement contains no stipulations for the benefit of a third party which could be invoked by a third party against a party to this agreement.

13.6.  The schedules to this agreement shall form a part thereof.

13.7.  This agreement may only be amended or supplemented in writing.

13.8. Clauses 13.1 up to 13.7 (inclusive) shall apply MUTATIS MUTANDIS to all agreements connected with this agreement, unless the relevant agreement expressly provides otherwise.

ASSIGNMENT OF RIGHTS AND OBLIGATIONS
CLAUSE 14

The Borrower may not assign or procure the assumption of, as the case may be, rights and obligations under this agreement to or by a third party unless it has obtained the prior written consent of the Lender. The Lender may give its consent on a conditional basis.

The Lender may assign its rights and obligations under this agreement only to another entity which forms part of the same group (within the meaning of Section 2:24b of the Dutch Civil Code) as the Lender.

NOTICES; PLACE OF RESIDENCE
CLAUSE 15

15.1. Notices and other statements in connection with this agreement may only be given by way of a writ or a letter delivered in person or by a courier against delivery of a receipt or by way of a registered letter with acknowledgement of receipt or a telex with receipt of the correct code of receipt, at the recipient's place of residence as most recently nominated in accordance with clauses 15.2 and 15.3. Each statement must be in the Dutch or English language. A statement which does not comply with this clause 15.1 shall have no effect.

15.2. For all matters relating to this agreement, each party nominates the address referred to below as its place of residence:


       (i)    the Borrower
              address:                      Jachthavenweg 112
              PO box:                       75173
              postal code and city:         1070 AD  Amsterdam
              country:                      The Netherlands
              for the attention of:         Board of Management
              telefax:                      **

       (ii)   the Lender
              address:                      Bijlmerplein 888 HG 04.06
              PO box:                       1800
              postal code and city:         1000 BV Amsterdam
              country:                      The Netherlands
              for the attention of:         Mr J.P.A.M. Vogels
              telefax:                      020 - 652 39 73

       (iii)  VNV
              address:                      Jachthavenweg 112
              PO box:                       **
              postal code and city:         1076 DC Amsterdam

              country:                      The Netherlands
              for the attention of:         Chairman of the Board of Management
              telefax:                      **

15.3. A party may nominate a different place of residence from that referred to in clause 15.2 by notifying the other party of that new place. Nominating a place of residence outside the Netherlands shall have no effect.

15.4. Clauses 15.1 to 15.3 (inclusive) shall also apply to all matters relating to agreements which are connected with this agreement, unless the relevant agreement expressly provides otherwise.

GENERAL CONDITIONS
CLAUSE 16

The general conditions of the Lender attached to this agreement as SCHEDULE 5 shall apply to this agreement, with the exception of article 20 thereof. In respect of the attached general conditions all references to the Bank are to be read to refer to the Lender. In case of inconsistency between this Agreement and the general conditions, the terms of this Agreement shall apply.

GOVERNING LAW; COMPETENT COURT
CLAUSE 17

17.1. This agreement shall be governed exclusively by Dutch law.

17.2. All disputes arising in connection with this agreement, including disputes concerning the existence and validity thereof, shall be resolved in accordance with the Arbitration Rules of the Netherlands Arbitration Institute ("Nederlands Arbitrage Instituut").

       The arbitral panel shall consist of three members. Each party shall appoint one member within ten (10) business days after the date one of the parties has given written notice to the other party or parties of the fact that in its opinion a dispute exists between two or more of the parties which cannot be resolved through further negotiation. The third member shall be jointly appointed by the members so appointed. In the event a party has not appointed a member in time, such member shall be appointed with due observance of and in accordance with article 14 of the Arbitration Rules of the Netherlands Arbitration Institute. The place of arbitration will be Amsterdam, the Netherlands. It is expressly understood that the foregoing will not preclude parties from instituting a summary proceeding ("KORT GEDING").

17.3. Clauses 17.1 and 17.2 shall also apply to agreements which are connected with this agreement, unless the relevant agreement expressly provides otherwise.

CONFIDENTIALITY
CLAUSE 18

18.1. Each of the parties to this agreement (each a "PARTY") undertakes to each other Party not to disclose the provisions of this agreement unless with the express written consent of the other Party.

18.2. Each Party undertakes not to use or disclose any information - except for information which can be obtained from publicly available sources - relating to any other Party and their respective affiliates or their activities or products, including information concerning suppliers and customers and other relationships, ("CONFIDENTIAL INFORMATION"), unless the performance or enforcement of this agreement so requires.

18.3. Each Party undertakes to disclose Confidential Information to a third party under Clause 18.2 only if the third party is under an obligation and the third party has committed itself in writing to use or disclose the Confidential Information only in accordance with this clause. Each Party shall store Confidential Information, or procure its storage, in a prudent manner, and shall ensure that no third party obtains knowledge of it in violation of this clause.

18.4. This clause shall not apply to the extent that the other Party in question is under an obligation to use or disclose information pursuant to the law, arbitral decision a binding decision of a court or another government authority or any stock exchange. Where possible, however, the disclosing Party shall consult with each other Party prior to disclosure about the form and contents of the disclosure.

18.5. If this agreement ends the obligations of each Party under this clause shall, however, continue to exist.

IN EVIDENCE WHEREOF:

this agreement was signed in duplicate in the manner set out below.

1.     By **,
       [[represented by its [managing director][board member] **] [represented by ** pursuant to a [written] power of attorney [evidenced by an extract from the trade register attached to this agreement as SCHEDULE **] [attached to this agreement as SCHEDULE **],] in ** on **

2.     By **,
       [[represented by its [managing director][board member] **] [represented by ** pursuant to a [written] power of attorney [evidenced by an extract from the trade register attached to this agreement as SCHEDULE **] [attached to this agreement as SCHEDULE **],] in ** on **

3.     By **,
       [[represented by its [managing director][board member] **] [represented by ** pursuant to a [written] power of attorney [evidenced by an extract from the trade register attached to this agreement as SCHEDULE **] [attached to this agreement as SCHEDULE **],] in ** on **

                                                                      SCHEDULE 1
                                                                           draft



                             FORM OF STOCK TRANSFER
                                   CERTIFICATE


                      ASSIGNMENT SEPERATE FORM CERTIFICATE


FOR VALUE RECEIVED, Tiberia B.V., hereby sells, assigns and transfers unto _______________ Shares of Common Stock, no par value per share, of Acsys Inc., a Georgia corporation, (the "Corporation") standing in the name of Tiberia B.V. on the books of the Corporation, represented by Cerfiticate(s) Number(s) _____ herewith and do hereby irrevocably constitute and appoint any officer of the Corporation as attorney to transfer the said stock on the books of the Corporation with full power of substitution in the premises.

____________________, __________


Tiberia B.V.



By: __________________________
Name:
Title:

                                                                      SCHEDULE 2
                                                                           draft

                                BORROWING NOTICE


Entero B.V.
[--]

Dear Sirs,

Reference is made to that certain Exchangeable Loan Agreement among Entero B.V., Tiberia B.V. and Vedior N.V. dated May *, 2000.

We hereby request you to make the Loan under the Loan Agreement as follows:

Date          : -- May *, 2000
Acc. No.      : --
                 (ABA #:
                  to the attention of              ).






Yours sincerely,


By            : ______________________
Date          : ______________________

                                                                      SCHEDULE 3
                                                                           draft

                                     NOTICE
                               EXERCISE OF OPTION

Entero B.V.
Bijlmerplein 888 HG 04.06
Post Office Box 1800
1000 BV Amsterdam
The Netherlands

Vedior N.V.
[--]

Stichting Administratiekantoor van gewone aandelen Vedior
[--]

Dear Sirs,

Reference is made to the Exchangeable Loan Agreement between Entero B.V. (the "LENDER"), Tiberia B.V. (the "BORROWER")and Vedior N.V. ("VNV") dated May [--], 2000 (the "LOAN AGREEMENT"). All defined terms used in this letter shall have the meaning given to such terms in the Loan Agreement.

This is to inform you that the undersigned hereby notifies you of its exercise of the option set forth in Clause 4.1 of the Loan Agreement in respect of a portion of the Outstanding Amount equal to [EURO] [--].

The undersigned hereby requests VNV and the Administrator to take all required steps in order to arrange for an issue of -- Receipts to the undersigned on [date] (three business days from date of notice) including without limitation preparation of a description of assets to be contributed and a statement of contribution required pursuant to the provisions of the Dutch Civil Code (BURGERLIJK WETBOEK).

Sincerely yours

Entero B.V.


By ___________________________
Name:
Title:

                                                                      SCHEDULE 4
                                                                           draft

Entero B.V.
Bijlmerplein 888 HG 04.05
Post Office Box 1800
1000 BV Amsterdam
The Netherlands



Dear Sirs,

Reference is made to the Exchangeable Loan Agreement between _________, a wholly-owned subsidiary of ING Bank Corporate Investments B.V. (the "LENDER"), Tiberia B.V. (the "BORROWER") and Vedior N.V. ("VNV") dated May [--], 2000 (the "LOAN AGREEMENT"). All defined terms used in this letter shall have the meaning given to such terms in the Loan Agreement.

The undersigned hereby informs you that the undersigned hereby exercises the option set forth in Clause 4.4 of the Loan Agreement.

We will provide you with transfer documents and payment information within two business days following this notice


Sincerely yours,

Vedior N.V.



By:_______________________
Name:

SCHEDULE 5


                                                           GENERAL CONDITIONS  1

GENERAL CONDITIONS
(Translation* of the original Dutch text)

* This translation is furnished for the Customer's convenience only. The original Dutch text, which will be sent upon request, will be binding and shall prevail in case of any variance between the Dutch text and the English translation.

These General Conditions were drawn up in September 1995 in consultation between the Netherlands Bankers' Association and the consumers' organisation "Consumentenbond" within the framework of the Committee for Consumer Affairs of the Socio-Economic Council (SER). These consultations resulted in agreement on all articles with the exception of the provisions on liability laid down in articles 3, 10 and 31 of these General Conditions.
Consumentenbond appreciates the consequences which the assumption of far-reaching liability may have for the banking business, but in view of its own responsibilities it cannot agree to the limitations on liability embodied in these articles.
The banks appreciate this position but they point out that it is impossible for them to accept general liability: this would entail unpredictable risks for the banks, which they cannot and may not allow themselves to assume for a variety of reasons including the interests of their customers.
In consultation with Consumentenbond, however, both parties have emphasized that the duty of care laid down in article 2 of the Conditions shall always be the first consideration and that any clauses restricting liability shall not detract from this duty.

1. SCOPE

All relations including future ones between the Bank's branch-offices in the Netherlands and the Customer shall be subject to these General Conditions.

The provisions of these General Conditions shall apply to the extent that it is not otherwise provided in any special conditions applying to specific services provided by the Bank.

2    GENERAL CONDITIONS

2. DUTY OF CARE OF THE BANK

The Bank shall exercise due care when providing services. In its provision of services the Bank shall take the Customer's interests into account to the best of its ability, on the understanding that the Bank is not obliged to make use of non-public information known to the Bank, including information which may affect prices.

3. USE OF THE SERVICES OF THIRD PARTIES

The Bank shall be entitled to use the services of third parties in executing orders of the Customer and in performing other agreements with the Customer and also to place goods and/or documents of title of the Customer in the custody of third parties in the name of the Bank.

The Bank shall exercise due care in selecting such third parties. The Bank shall not be liable for shortcomings of such third parties, if it can prove that it exercised due care in selecting them. If in such case the Customer has suffered damage, the Bank shall in any case assist the Customer as much as possible in remedying such damage. This shall leave intact any liability of the Bank under
Article 10.

4. THE BANK OR THIRD PARTIES AS THE OTHER PARTY

In executing orders for the purchase and sale of goods and/or documents of title, the Bank shall be entitled, at its option, to deal either with itself or with third parties as the other party.

5. RISK OF DISPATCHES

If the Bank, by order of the Customer, dispatches moneys or securities to the Customer or to third parties, such dispatch shall be at the Bank's risk.

                                                           GENERAL CONDITIONS  3

If the Bank, by order of the Customer, dispatches other goods and/or documents of title to the Customer or to third parties, such dispatch shall be at the Customer's risk.

6. STATEMENT OF ADDRESS BY THE CUSTOMER

The Customer shall inform the Bank of the address to which documents intended for him are to be sent. The Customer shall give written notice of any change of address.

7. ORDERS ETC. INTENDED FOR SEVERAL BRANCH-OFFICES

Orders, statements and communications from the Customer to the Bank must be addressed separately to each of the branch-offices of the Bank for which these orders, statements and communications are intended, unless the Bank has expressly designated another address. If written orders, statements and communications are intended for a branch-office of the Bank - expressly stated by the Customer - other than the branch-office that received these documents, the latter branch-office shall forward such documents.

8. CHANGES IN THE POWER OF REPRESENTATION OF THE CUSTOMER

If the Customer has granted powers of representation to a person, the Customer shall notify the Bank in writing of any change in or withdrawal of such powers notwithstanding their entry in public registers, in default of which notification such change or withdrawal cannot be invoked against the Bank.

9. USE OF FORMS

The Customer must see to it that orders, statements and communications to the

4    GENERAL CONDITIONS

Bank are clear and that they contain the correct data. Orders for transfers shall be executed by the Bank on the basis of the account number stated by the Customer and the Bank is not obliged to verify the accuracy of the information stated in the order.
Forms must be fully completed by the Customer. Other data carriers or means of communication approved by the Bank must be used by the Customer in accordance with the directions of the Bank.

The Bank shall be entitled not to execute orders if such orders have been given without the use of forms drawn up or approved by the Bank or of other data carriers or means of communications approved by the Bank. The Bank may require communications to be made in a specific form.

10. EXECUTION OF PAYMENT ORDERS

The Bank guarantees the proper execution within a reasonable time of correctly given orders for the transfer of amounts in Dutch guilders, provided that such orders can be processed entirely within the giro-circuit in the Netherlands of the banks associated with the "BankGiroCentrale" (BankGiroCentre).

Any shortcomings in the execution of such payment orders will make the Bank liable to indemnify the Customer for the damage suffered as a result up to a maximum of five hundred Dutch guilders per payment order, without prejudice to the provisions of the second paragraph of article 31 and without prejudice to the Bank's obligation - unless otherwise agreed - to see to it that these payment orders will as yet be executed correctly and without further costs. The Bank shall not invoke the aforesaid maximum of five hundred guilders if in an individual case it would not be reasonable and fair to do so.

If, in case of correctly given payment orders which cannot be processed entirely within the said giro-circuit, the payee's account as specified by the Customer should fail to be credited, the Bank shall upon the Customer's request and free of charge make inquiries and try to achieve that the credit entry will be made yet. Within four weeks of receipt by the Bank of such request, the Bank shall furnish

                                                           GENERAL CONDITIONS  5

the Customer with a written statement concerning the results of the inquiries, stating the relevant data.

If the Customer wishes payment orders as referred to in the first paragraph of this article to be executed by or on a specific date, such execution must be expressly agreed upon with the Bank.

The above provisions do not prejudice the Bank's authority not to execute payment orders if the balance of the account does not allow such execution or if such execution is barred by an attachment of the Customer's account or by other comparable circumstances.

11. EVIDENTIAL FORCE OF THE BANK'S RECORDS

An abstract from the Bank's records signed by the Bank shall serve as prima facie evidence vis-a-vis the Customer, subject to rebuttal evidence produced by the Customer.

12. EXAMINATION OF BANK DOCUMENTS

If the Bank finds that it has made an error or a mistake in any confirmation, statement of account, note or other statement to the Customer, the Bank shall be bound to notify the Customer as soon as possible.

The Customer is obliged to examine the confirmations, statements of account, notes or other statements sent to him by the Bank immediately upon receipt. In addition, the Customer must check whether orders given by him or on his behalf have been executed correctly and completely by the Bank. When finding any inaccuracy or incompleteness, the Customer shall notify the Bank as soon as possible.

In the above cases the Bank shall be obliged to rectify its mistakes and errors.

6 GENERAL CONDITIONS

 13. APPROVAL OF BANK DOCUMENTS

If the Customer has contested the contents of confirmations, statements of accounts, notes or other statements of the Bank to the Customer within twelve months after such documents can reasonably be deemed to have reached the Customer, the contents of such documents shall be deemed to have been approved by the Customer. If such docments contain any arithmetical errors, the Bank may and shall rectify such errors, even after the expiry of the said twelve months' period.

14. LOSS ETC. OF FORMS

The forms, data carriers and means of communication which the Bank has put at the disposal of the Customer, must be kept and handled by the Customer with care.

If the Customer becomes aware of any irregularity such as loss, theft or misuse with respect to these forms, data carriers or means of communication, he shall inform the Bank without dalay. Up to the moment this information is received by the Bank, the consequences of the use of these forms, data carriers or means of communication shall be for the account and at the risk of the Customer, unless the Customer proves that blame can be imputed to the Bank. After the said moment such consequences shall be for the account and at the risk of the Bank, unless the Bank proves that intent or gross negligence can be imputed to the Customer.

Any communication concerning irregularities must be confirmed by the Customer to the Bank in writing.

If notice of termination of the relationship between the Customer and the Bank has been given, the Customer shall return to the Bank any unused forms as well as other data carriers and means of communication put at his disposal by the Bank.

                                                        GENERAL CONDITIONS  7

15. CREDITING AND DEBITING OF INTEREST

At such times as will be determined by the Bank but at least once a year, the Bank shall credit or debit, as the case may be, the current interest to the account of the Customer. If the time at which the current interest is credited to the said account does not coincide with the time at which the current interest is debited to such account, the Bank shall inform the Customer in writing.

16. COMMISSIONS AND FEES

The Bank is authorized to charge commissions and fees to the Customer for its services. If the amount of these commissions and fees has not been previously agreed upon between the Customer and the Bank, the Bank shall charge its usual commissions and fees. The Bank shall see to it that information about this is in any case available at its branch-offices.

17. CREDIT ENTRIES UNDER RESERVE

Each credit entry is made subject to the proviso that, if the Bank is still to receive the counter-value for such entry, such counter-value will timely and duly come into its possession. Failing this, the Bank shall be entitled to reverse the credit entry. If the Customer's guilder account has been credited on account of documents denominated in a foreign currency or on account of other items which, as far as the guilder-equivalent is concerned, are subject to fluctuations in value, the reversal shall be effected by making a debit entry up to the amount for which the Customer could have acquired such foreign currency or such items on the day of the reversal.

18. LIEN

The Bank shall have a lien in all goods, documents of title and securities which are in the possession or will come into the possession of the Bank or of a third party on the Bank's behalf from or for the benefit of the Customer on any account.

8    GENERAL CONDITIONS

whatsoever and in all shares forming part of a collective deposit within the meaning of the Securities Giro Administration and Transfer Act ("Wet giraal effectenverkeer") which are in the possession or will come into the possession of the Bank, as security for all and any present and future debts owing by the Customer to the Bank on any account whatsoever. In its capacity as the Customer's attorney the Bank is authorized to pledge all present and future debts owing by the Bank to the Customer on any account whatsoever to the Bank itself as security for all and any present or future debts receivable by the Bank from the Customer on any account whatsoever.

If the Customer wishes to dispose of part of the collateral, the Bank shall release such part of the collateral provided that the balance of the collateral remaining after such release offers sufficient coverage for all current or future debts receivable by the Bank from the Customer.

The Bank shall not be entitled to sell the collateral unless the Customer's debt to the Bank has become due and payable. In addition, the Bank shall not sell the collateral before the customer has made default. The Bank's right to sell the collateral is limited to the extent of Customer's debt.

After the Bank has exercised its right to sell collateral, it shall give the Customer written notice thereof as soon as possible.

19. RIGHT OF SET-OFF

The Bank shall at all times be entitled to set off all and any debts receivable by the Bank from the Customer, whether or not due and payable and whether or not contingent, against any debts owed by the Bank to the Customer, whether due and payable or not, regardless of the currency in which such debts are denominated.

If, however, the Customer's debt to the Bank or the Bank's debt to the Customer is not yet due and payable - and provided that the Customer's debt and the Bank's debt are expressed in the same currency - the Bank shall not exercise its right of

                                                           GENERAL CONDITIONS  9

set-off except in the event of an attachment being levied upon the Bank's debt to the Customer or recovery being sought from such debt in any other way, or in the event that a right in rem is created thereon or the Customer assigns the Bank's debt to a third party by singular title.

Debts expressed in foreign currency shall be set off at the rate of exchange pertaining on the day of set-off.

If possible, the Bank shall inform the Customer in advance that it will exercise its right of set-off.

20. GIVING SECURITY

Upon demand the Customer shall provide adequate security for the fulfilment of his existing obligations towards the Bank. If the security that has been given is no longer adequate, the Customer is bound to supplement or replace such security upon demand. Any such demand shall be made in writing and shall specify the reason for it. The extent of the security so demanded must bear a reasonable proportion to the amount of the relative obligations of the Customer.

21. IMMEDIATELY DUE FOR PAYMENT

If the Customer has been given notice of default and still fails to perform any of his obligations towards the Bank, the Bank shall be entitled to make the Customer's debts to the Bank immediately due and payable by giving notice. Such notice shall be made in writing and shall specify the reason for the giving thereof.

22. CUSTODY OF SECURITIES

The custody of securities which form part of a collective deposit within the meaning of the Securities Giro Administration and Transfer Act ("Wet giraal effectenverkeer") held by the Bank shall be subject to the provisions of this Act

10   GENERAL CONDITIONS

and to the provision set forth in the next sentence. To the extent these securities are susceptible of drawings by lot, the Bank shall see to it that each time a drawing takes place, there shall be allotted to each Customer individually an amount of securities - designated for redemption - corresponding to his entitlement.

The custody of all other securities is assumed by ING Bank Effectenbewaarbedrijf N.V. or by ING Bank Global Custody N.V. to the extent that they accept such custody under their own conditions. Such custody shall be subject to the "Rules for the custody of securities" and the "Rules for bearer securities held outside the Netherlands and for non-bearer securities", respectively, which rules are set for below after the final article of these General Conditions.

23. USE OF THE SERVICES OF THIRD PARTIES FOR THE CUSTODY OF SECURITIES

The securities of the Customer which the Bank has placed in the custody of third parties pursuant to article 3, shall form part of the aggregate of securities deposited in the name of the Bank with such third parties in one of the Bank's general securities deposits. The Bank shall not be bound to cause the serial numbers of these securities to be recorded separately for each individual Customer.

24. ADMINISTRATION OF SECURITIES DEPOSITS

The Bank is charged with the administration of the Customer's securities deposit to the extent that the securities deposit consists of securities admitted to the official quotation on the Official Market or the Parallel Market of the Amsterdam Stock Exchange.

The duties incidental to this administration include inter alia the duty to collect interests, redemption payments and dividends, to exercise or realize subscription rights, to obtain new coupon or dividend sheets, to effect conversions and to lodge securities for the purpose of meetings.

                                                  GENERAL CONDITIONS 11

If, pursuant to article 3, the Bank has placed securities of the Customer in the custody of third parties, such third parties shall be charged with the duties incidental to the administration of these securities, without prejudice to the Bank's liability under article 3 and without prejudice to the Bank's obligation to pass on to the Customer any amounts received by the Bank from such third parties for the benefit of the Customer on account of interest, redemption payments, dividend or on any other account.

25. SECURITIES NOT SUBJECT TO LIEN

The lien referred to in article 18 does not extend to securities deposited with the Bank exclusively for specific purposes such as the collection of interests, redemption payments and dividends, obtaining new coupon or dividend sheets, effecting conversions or attending meetings.

26. PERIOD OF VALIDITY OF STOCK EXCHANGE ORDERS; REDUCTIONS OF THE LIMIT

The Bank will keep stock exchange orders on its books for a period of time to be determined by the Bank.

As from the day on which securities are quoted ex-dividend or ex-rights of subscription, any limit set by the Customer for the purchase or sale of such securities shall be reduced by the arithmetical value for the dividend or the subscription right, as the case may be, but only if such reduction of the limit arises from the regulations or customs applying to the securities in question.

27. DEFECTIVE SECURITIES

The Bank shall be liable for any defects of securities acquired by the Customer as a result of transactions concluded by the Bank with itself as the other party, or as the result of transactions in securities admitted to the official quotation on the

12 GENERAL CONDITIONS

official Market or the Parallel Market of the Amsterdam Stock Exchange.

If pursuant to the above provision the Bank is liable, it shall, at the Customer's option, either as yet deliver securities of the same kind but without defects or refund the amount charged together with interest thereon, in both cases against return of the securities originally acquired by the Customer.

28. COSTS

The costs of legal assistance incurred by the Bank in court proceedings or in proceedings before a consumer disputes committee on account of a dispute between the Customer and the Bank shall be for the account of the Customer or for the account of the Bank, as the case may be, if and to the extent that the decision or award of such court or such committee includes an award of costs.

Any costs the Bank has to incur in or out of court if the Bank becomes involved in legal proceedings or disputes between the Customer and a third party, shall be for the Customer's account.

Without prejudice to the above provisions all other costs arising for the Bank from the relationship with the Customer shall be for the Customer's account within the limits of reasonableness.

29. LAWS OF THE NETHERLANDS; DISPUTES

The relations between the Customer and the Bank shall be governed by the law of the Netherlands.

Disputes between the Customer and the Bank shall be brought before the competent Netherlands Court, unless the law or international conventions contain a mandatory provision to the contrary.

Notwithstanding the foregoing, if the Bank is acting as the plaintiff the Bank shall

                                                    GENERAL CONDITIONS 13

be entitled to bring disputes before the foreign court having jurisdiction over the Customer.

Notwithstanding the foregoing, if the Customer is acting as the plaintiff the Customer shall be entitled to refer disputes to any Consumer Disputes Committee or Committee of Good Offices to whose competence the Bank has submitted, within the limits of the rules governing the Committee in question.

30. TERMINATION OF THE RELATIONSHIP

Both the Customer and the Bank may terminate the relationship between the Customer and the Bank. If the relationship is terminated by the Bank it shall, upon request, inform the Customer of the reason for such termination.

After notice of termination has been given, the existing individual agreements between the Customer and the Bank shall be settled as soon as possible but subject to the applicable time periods. During such settlement the present General Conditions shall remain in full force.

31. LIABILITY OF THE BANK

Without prejudice to the other provisions of these General Conditions the Bank shall be liable if any shortcoming in the performance of any obligation vis-a-vis the Customer is imputable to the Bank or attributable to the Bank by virtue of the law, any legal act or generally prevailing views.

In any case, insofar as liability is not already excluded by operation of the law, the Bank shall not be liable if a shortcoming of the Bank is the result of:

     - international conflicts;
     - violent or armed actions;
     - measures taken by any domestic, foreign or international government authority;
     - measures taken by any supervisory authority;
     - boycotts;



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GENERAL CONDITIONS 14

     - labour disturbances among the staff of third parties or the Bank's own staff;
     - power failures or breakdown in communication links or equipment or software of the Bank or of third parties.

Should any circumstance referred to in the preceding paragraph occur, then the Bank shall take such measures as may reasonably be required from it in order to reduce the resulting adverse effects for the Customer.

32.  DEVIATION FROM THE GENERAL CONDITIONS

Any deviation from the present General Conditions shall be laid down in writing. Deviations which have not been laid down in writing may be proved by the parties by all means of evidence admitted by the law.

33.  AMENDMENT OF AND ADDITIONS TO THE GENERAL CONDITIONS

Amendments of and additions to the present General Conditions shall not take effect until after representative Dutch consumers' and employers' organizations have been consulted about such amendments and additions and also about the manner in which the Customer will be notified of their contents. Such notification will in any case have to be made before the expiry of the thirty days' period referred to below.

The amendments and additions adopted after the said consultations shall be filed at the Registrar's office of the District Court of Amsterdam. Such filing shall be announced by a publication in at least three daily newspapers with national circulation. The amendments and additions which have been filed in this manner shall be binding upon the Bank and the Customer as of the thirtiest day after the date of the abovementioned publication.

A copy of these General Conditions has been filed by the Netherlands Bankers' Association at the Registrar's office of the District Court of Amsterdam on 22 December 1995.


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                                                        GENERAL CONDITIONS 15

EXPLANATORY NOTES TO THE GENERAL BANKING CONDITIONS

1. The General Conditions (GC) contain rules for all transactions between the Customer and the Bank. Such transactions take place within the framework of the relationship into which the Customer and the Bank have entered.

Such a relationship can be confined to one single agreement, for instance a transfer account. Of course it can also comprise several elements, such as the renting of a safe-deposit box or a deposit for moneys or securities. In the GC all these elements taken together are referred to as the "relation".

The GC do not, however, provide exhaustive regulations for all the elements of which a relation can be composed. To each separate element further conditions may - and in practice nearly always will - apply. A savings account e.g. may be subject to specific additional conditions, which may moreover vary according to the type of savings account chosen by the Customer. Home financing is another product offered in various types, each subject to its own specific conditions. The rules found in the GC are therefore mainly basic rules regulating the relation between the Customer and the Bank.

For the most common services the Bank has brochures and leaflets, which provide more detailed information.

2. This article provides that the Bank must exercise due care in its transactions with the Customer, taking the interests of the Customer into account to the best of its ability. But the Bank may not disclose all information at its disposal to just any person coming along. Certain information is confidential or is provided to the Bank subject to an undertaking of secrecy. So the Customer will have to proceed on the assumption that all advice given to him, e.g. about securities transactions, is based exclusively on public information.

3. There are transactions which the Bank can fully settle "in-house", for instance the sale of foreign currency over the counter. In a number of cases, however, the Bank must use the services of third parties to execute orders or other transactions.